                                                                    EXHIBIT 99.1

VILLAGEEDOCS, INC.
(formerly known as VillageFax.com)


Financial Statements
As of December 31, 2000 and 1999
Together with Independent Auditors' Reports

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of VillageEDOCS, Inc.

We have audited the accompanying balance sheet of VillageEDOCS, Inc. (formerly known as VillageFax.com, Inc. and hereinafter referred to as the "Company"), a California corporation, as of December 31, 2000, and the related statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VillageEDOCS, Inc. at December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred significant operating losses, has significant negative cash flows from operations for the year ended December 31, 2000, and has a working capital deficit of $221,629 and a stockholders' deficit of $928,765 at December 31, 2000. These factors, among others, raise substantial doubt as to the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.



                                             /s/Corbin & Wertz


Irvine, California
March 19, 2001

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
 of VillageEDOCS, Inc.:

We have audited the accompanying statements of operations, stockholders' equity (deficit) and cash flows of VillageEDOCS, Inc. (formerly known as VillageFax.com, Inc.), a California corporation, for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of VillageEDOCS, Inc. for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ ARTHUR ANDERSEN LLP

Orange County, California
January 28, 2000

VillageEDOCS, Inc.
(formerly known as VillageFax.com, Inc.)

Balance Sheet - December 31, 2000

ASSETS
Current Assets:
  Cash                                                                      $    82,266
  Accounts receivable, net of allowance for doubtful accounts of $45,500        152,784
  Other current assets                                                            5,260
                                                                            -----------
     Total current assets                                                       240,310

Property and equipment, net                                                     328,570

Other assets                                                                     20,873
                                                                            -----------
                                                                            $   589,753
                                                                            ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
  Accounts payable                                                          $   160,350
  Accrued expenses                                                               73,787
  Accrued interest on convertible notes payable to related parties               88,828
  Current portion of capital lease obligations                                  138,974
                                                                            -----------
     Total current liabilities                                                  461,939

Capital lease obligations, net of current portion                               104,587
Convertible notes payable to related parties                                    951,992
                                                                            -----------
     Total liabilities                                                        1,518,518
                                                                            -----------
Commitments and contingencies

Stockholders' Equity (Deficit):
  Common stock, no par value:
   Authorized--40,000,000 shares
   Issued and outstanding - 13,846,459 shares                                 4,756,139
 Additional paid-in capital                                                   1,103,994
 Accumulated deficit                                                         (6,788,898)
                                                                            -----------
     Total stockholders' deficit                                               (928,765)
                                                                            -----------
                                                                            $   589,753
                                                                            ===========

See independent auditors' reports and accompanying notes to financial statements.

VillageEDOCS, Inc.
(formerly known as VillageFax.com, Inc.)

Statements of Operations
For the Years Ended December 31, 2000 and 1999

                                                                   2000            1999
                                                                -----------    -----------
Net sales                                                       $   543,910    $    95,887

Cost of sales                                                       905,430        213,534
                                                                -----------    -----------
      Gross margin                                                 (361,520)      (117,647)
                                                                -----------    -----------
Operating expenses:
   Product and technology development                               359,351        352,555
   Sales and marketing                                              624,871        292,486
   General and administrative                                       766,700      1,086,221
   Depreciation                                                      72,031         41,840
                                                                -----------    -----------
      Total operating expenses                                    1,822,953      1,773,102
                                                                -----------    -----------
      Loss from operations                                       (2,184,473)    (1,890,749)
                                                                -----------    -----------
Other income (expense):
        Interest income                                              30,609         52,152
        Interest expense                                            (95,526)       (80,707)
                                                                -----------    -----------
        Total other income (expense)                                (64,917)       (28,555)
                                                                -----------    -----------
      Loss before provision for income taxes                     (2,249,390)    (1,919,304)

Provision for income taxes                                              800            800
                                                                -----------    -----------
             Net loss                                           $(2,250,190)   $(1,920,104)
                                                                ===========    ===========
Basic and diluted net loss available to common shareholders
  per common share:                                             $     (0.17)   $     (0.16)
                                                                ===========    ===========

Weighted average shares outstanding                              13,604,433     12,192,766
                                                                ===========    ===========

See independent auditors' reports and accompanying notes to financial statements.

VillageEDOCS, Inc.
(formerly known as VillageFax.com, Inc.)
Statement of Stockholders' Equity (Deficit)
For the Years Ended December 31, 2000 and 1999

                                                  Common Stock Issued
                                           ---------------------------------    Additional      Accumulated
                                               Shares           Amount        Paid-in Capital     Deficit         Total
                                           --------------  -----------------  ---------------  -------------  -------------
BALANCE, January 1, 1999                      11,250,512        $ 1,460,279        $    1,313   $(2,618,604)   $(1,157,012)
 Issuance of common stock and warrants
 to note holders upon conversion of
  notes payable to equity                      1,017,501            305,327           197,571             -        502,898

 Issuance of common stock for cash, net
  of offering costs of $231,880 (including
  47,809 sharesof common stock valued
  at $119,523)                                   994,437          2,254,213                 -             -      2,254,213

 Issuance of common stock for consulting
  services                                        18,014             45,035                 -             -         45,035

 Issuance of common stock in lieu of
  note payable                                     1,000              2,500                 -             -          2,500

 Issuance of options and warrants to
  employees and non-employees for services             -                  -           842,558             -        842,558

 Issuance of warrants in connection with
  convertible notes                                    -                  -            20,192             -         20,192

 Net loss                                              -                  -                 -    (1,920,104)    (1,920,104)
                                             -----------        -----------   ---------------  ------------   ------------
BALANCE, December 31, 1999                    13,281,464          4,067,354         1,061,634    (4,538,708)       590,280
    Common stock issued for exercise of
     warrants                                    290,644              2,907                 -             -          2,907

    Issuance of common stock for
     consulting services                          31,351             78,378                 -             -         78,378

 Issuance of options and warrants to
  employees and non-employees for services             -                  -            42,360             -         42,360

Issuance of common stock for cash                243,000            607,500                 -             -        607,500

Net loss                                               -                  -                 -    (2,250,190)    (2,250,190)
                                             -----------        -----------   ---------------  ------------   ------------
BALANCE, December 31, 2000                    13,846,459        $ 4,756,139        $1,103,994   $(6,788,898)   $  (928,765)
                                             ===========        ===========   ===============  ============   ============

See independent auditors' reports and accompanying notes to financial statements.

VillageEDOCS, Inc.
(formerly known as VillageFax.com, Inc.)

Statements of Cash Flows
For the Years Ended December 31, 2000 and 1999

                                                2000               1999
                                             -----------        -----------
Cash Flows from Operating Activities:
  Net loss                                   $(2,250,190)       $(1,920,104)
  Adjustments to reconcile net loss to
   net cash used in operating activities:
   Depreciation                                   72,031             41,840
   Amortization of discount on
    convertible notes payable                     16,827              3,365
   Provision for loss on doubtful
    accounts receivable                           45,500                  -
   Estimated fair market value of common
    stock issued for services rendered            78,378             45,035
   Estimated fair market value of stock
    options and warrants issued to
   employees and non-employees  for
    compensation                                  42,360            842,558
   Changes in operating assets and
    liabilities:
     Accounts receivable                        (151,618)           (45,249)
     Other assets                                (10,242)           (10,174)
     Accounts payable                            (28,200)           (15,004)
     Accrued expenses                             35,389           (165,836)
     Accrued interest on convertible notes
      payable to related parties                  59,367             29,635
                                             -----------        -----------
     Net cash used in operating
      activities                              (2,090,398)        (1,193,934)
                                             -----------        -----------
Cash Flows from Investing Activities:
  Purchases of property and equipment            (15,279)           (25,934)
                                             -----------        -----------

Cash Flows from Financing Activities:
  Principal payments on notes payable                  -            (37,500)
  Proceeds from stockholder loans                      -            230,000
  Proceeds from convertible notes payable
   to related parties                            400,000                  -
    Proceeds from the sale of common stock       607,500          2,254,213
    Proceeds from the exercise of warrants         2,907                  -
  Principal payments on capital leases           (81,570)            (9,460)
                                             -----------        -----------
     Net cash provided by financing
      activities                                 928,837          2,437,253
                                             -----------        -----------
Net (decrease) increase in cash               (1,176,840)         1,217,385

Cash, beginning of year                        1,259,106             41,721
                                             -----------        -----------
Cash, end of year                            $    82,266        $ 1,259,106
                                             ===========        ===========


continued...

Supplemental Disclosures of Cash Flow Information:

 Cash paid during the year for -
   Interest                                   $  31,866     $  10,504
                                              =========     =========
   Income taxes                               $     800     $     800
                                              =========     =========

   See accompanying notes to financials statements for discussion of non-cash investing and financing activities.

See independent auditors' reports and accompanying notes to financial statements.

VillageEDOCS, Inc.
(formerly known as VillageFax.com, Inc.)

Notes to Financial Statements
December 31, 2000 and 1999



1.   Background and Organization
     ---------------------------

VillageEDOCS, Inc. (the "Company"), formerly known as VillageFax.com, Inc. and SoftTek Technologies, Inc., was incorporated in 1995 in Delaware and reincorporated in California in 1997. The Company develops and markets Internet-enabled fax services to organizations throughout the United States and internationally.


2.  Going Concern
    -------------

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has a working capital deficit and has incurred significant losses from operations in each year since inception. The Company's losses are continuing and are expected to continue until such time as the Company is able to sufficiently expand its internet-enabled fax services.

The Company's success is dependent upon numerous items, certain of which are the successful implementation and marketing of its internet-enabled fax services, its ability to obtain new customers in order to achieve levels of revenues adequate to support the Company's current and future cost structure, and its success in obtaining financing for equipment and operations, for which there is no assurance. Unanticipated problems, expenses, and delays are frequently encountered in establishing a new business. These include, but are not limited to, competition, the need to develop customer support capabilities and market expertise, setbacks in product development, technical difficulties, market acceptance and sales and marketing. The failure of the Company to meet any of these conditions could have a materially adverse effect upon the Company and may force the Company to reduce or curtail operations. No assurance can be given that the Company can or will ever operate profitably.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the classification of liabilities that might result from the outcome of these uncertainties.

Until sufficient revenue levels are achieved, the Company will require additional financing to support its operations. Such sources of financing could include capital infusions, additional equity financing or debt offerings. Management plans to obtain convertible debt and equity financing from existing shareholders and equity financing from new shareholders during the year 2001. Management is actively pursuing both of these financings. If the planned financings are obtained, the Company will have adequate cash to sustain operations until it becomes profitable. There can be no assurance that funding will be available on acceptable terms, if at all, or that such funds, if raised, would enable the Company to achieve and maintain profitable operations.

3.   Summary of Significant Accounting Policies
     ------------------------------------------

     a.   Concentration of Credit Risk
          ----------------------------

     The Company extends credit to its customers and performs ongoing credit evaluations of such customers. The Company does not obtain collateral to secure its accounts receivable. The Company evaluates its accounts receivable on a regular basis for collectibility and provides for an allowance for potential credit losses as deemed necessary. At December 31, 2000, the Company has recorded a provision for doubtful accounts of $45,500. One customer accounted for approximately 20% of accounts receivable at December 31, 2000. One customer accounted for approximately 16% and 70% of total sales for fiscal 2000 and 1999, respectively.

     b.   Use of Estimates in the Preparation of Financial Statements
          -----------------------------------------------------------

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management are, among others, provisions for doubtful accounts, losses on property and equipment and valuation of deferred tax
     assets.   Actual results could differ from those estimates.

     c.   Property and Equipment
          ----------------------

     Property and equipment, consisting primarily of computer equipment, software, and furniture, are stated at cost and are depreciated or amortized using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years. Equipment under capital lease obligations is depreciated over the estimated useful life or the term of the lease. Major betterments and renewals are capitalized, while routine repairs and maintenance are charged to expense when incurred. The Company leases certain of its computer equipment and software under capitalized and operating lease arrangements.

     The Company assesses the recoverability of property and equipment by determining whether the depreciation and amortization amounts can be recovered through projected undiscounted cash flows. The amount of impairment, if any, is measured based on fair value and is charged to operations in the period in which impairment is determined by management. At December 31, 2000, management has determined that there is no impairment of property and equipment. There can be no assurance, however, that market conditions will not change, which could result in future property and equipment impairment.

     d.   Revenue Recognition
          -------------------

     The Company provides internet-enabled fax services to businesses and charges for these services on either a per page faxed or per minute used basis. Service revenues are recognized when the services are performed.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101 ("SAB 101"), "Revenue Recognition," which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the Securities and Exchange Commission. The effective date of this pronouncement is the fourth quarter of the fiscal year beginning after December 15, 1999. The adoption of SAB 101 did not have a material impact on the Company's financial position and results of operations.

     e.   Product and Technology Development
          ----------------------------------

     Product and technology development expense includes personnel costs relating to developing the features, content and functionality of the Company's internet-enabled fax services and Web site. Product and technology costs are expensed as incurred.

     f.   Advertising
          -----------

     The Company expenses all advertising costs as incurred. There were no advertising costs incurred during the years ended December 31, 2000 or 1999.

     g.  Risks and Uncertainties
         -----------------------

     The Company operates in a highly competitive industry that is subject to intense competition, government regulation and rapid technological change. The Company's operations are subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks associated with an emerging business, including the potential risk of business failure.

     h.  Fair Value of Financial Instruments
         -----------------------------------

     The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 107 ("SFAS 107"), "Disclosures About Fair Value of Financial Instruments." SFAS 107 requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amount of the Company's financial instruments as of December 31, 2000 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts receivable, accounts payable, accrued expenses, line of credit and notes payable. The fair value of convertible notes payable to related parties is not determinable as the borrowings are with related parties.

     i.   Loss per Share
          --------------

     The Company has adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share." Under SFAS 128, basic loss per share is computed by dividing income available to common shareholders by the weighted-average number of common shares assumed to be outstanding during the period of computation. Diluted earnings per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive. Stock options and warrants outstanding are not considered common stock equivalents, as the effect on net loss per share would be anti-dilutive (see Note 8).

     j.   Segment Information
          -------------------

     The Company adopted Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures about Segments of an Enterprise and Related Information," during fiscal 2000. SFAS 131 establishes standards for the way that public companies report information about operating segments and related disclosures about products and services, geographic areas and major customers in annual consolidated financial statements. The Company views its operations and manages its business as principally one segment.

     k.  Comprehensive Income
         --------------------

     The Company has adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The adoption of SFAS 130 has not materially impacted the Company's financial position or results of operations as the Company has no items of comprehensive income.

     l.   Website Development Costs
          -------------------------

     In March 2000, the Emerging Issues Task Force reached a consensus on Issue No. 00-2, "Accounting for Web Site Development Costs" ("EITF 00-2") to be applicable to all web site development costs incurred for the quarter beginning after June 30, 2000. EITF 00-2 states that for specific web site development costs, the accounting for such costs should be accounted for under AICPA Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." The adoption of EITF 00-2 did not have a material effect on the Company's financial statements.

     m.   Income Taxes
          ------------

     The Company accounts for income taxes in accordance with the liability method for financial accounting and reporting purposes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

     n.   Stock-Based Compensation
          ------------------------

     The Company accounts for non-employee stock-based compensation under Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting For Stock-Based Compensation." SFAS 123 defines a fair value based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock issued to Employees." Under APB 25, compensation cost, if any, is recognized over the respective vesting period based on the difference, on the date of grant, between the fair value of the Company's common stock and the grant price. Entities electing to remain with the accounting method of APB 25 must make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in SFAS 123 had been applied. The Company has elected to account for its stock-based compensation to employees under APB 25 (see Note 6).

     In March 2000, the FASB issued Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB 25." FIN 44 clarifies the application of APB 25 for
     (a) the definition of employee for purposes of applying APB 25, (b) the criteria for determining whether a plan qualifies as a non-compensatory plan, (c) the accounting consequence for various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain provisions cover specific events that occur after either December 15, 1998, or January 12, 2000. The adoption of FIN 44 did not have a material effect on the Company's financial statements.

     o.   Derivative Instruments and Hedging Activities
          ----------------------------------------------

     The FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS 137 and 138. The new accounting standard requires that all derivative instruments be recorded on the balance sheet at fair value for fiscal years beginning after June 15, 2000. The Company has not yet determined the impact, if any, the adoption of this standard will have on its results of operations or financial position.

     p.   Reclassifications
          -----------------

     Certain reclassifications have been made to the 1999 financial statements to conform to the 2000 presentation.

4.   Property and Equipment
     ----------------------

Property and equipment consist of the following as of December 31, 2000

  Computer equipment                             $139,204
  Furniture and equipment                          48,072
  Equipment and software under capital leases     334,590
                                                 --------
                                                  521,866
  Less-- accumulated depreciation                (193,296)
                                                 --------
                                                 $328,570
                                                 ========

5.   Convertible Notes Payable
     -------------------------

In 1997, the Company borrowed $50,000 from a stockholder, bearing interest at 10 percent per annum. The Company did not make any payments on this loan. In June 1999, the note plus accrued interest was exchanged for a convertible note in the amount of $61,570, bearing interest at 10 percent per annum. The note and accrued interest are due at the earlier of one of three events: 1) acquisition of controlling interest in the Company by a third party; 2) June 30, 2002; or 3)
the Company achieves equity financing of a minimum of $6,000,000.   The
stockholder has the option to convert the note plus accrued interest into common stock at $2.50 per share. As an incentive to extend the terms of the note, the Company granted warrants to purchase 49,256 shares of the Company's common stock at $2.50 per share (see Note 6). The Company allocated $20,192 to the value of the warrants using a pro-rata allocation calculation based on fair values and recorded the offsetting amount as a discount on notes payable, which was fully amortized as of December 31, 2000. As of December 31, 2000 the outstanding principal balance of this convertible note payable was $61,570.

Beginning in September 1998, the Company borrowed operating funds from two stockholders, bearing interest at 10 percent per annum. In May and June 1999, the related notes, which totaled $470,000 plus accrued interest, were exchanged for two convertible notes in the amounts of $244,245 and $246,177, bearing interest at 10 percent per annum. The notes and accrued interest are due at the earlier of one of three events: 1) May 31, 2002 and June 30, 2002, respectively;
2) acquisition of controlling interest in the Company by a third party; or 3) the Company achieves equity financing of a minimum of $6,000,000. These notes are convertible to shares of the Company's common stock at the lower of $2.50 per share or, in the event the Company is acquired, the price paid by the acquirer. As of December 31, 2000 the outstanding principal balance of these convertible notes payable was $490,422.

During November and December 2000, the Company borrowed $400,000 from two stockholders and issued convertible promissory notes bearing interest at 10 percent per annum. The notes and accrued interest are due at the earlier of one of three events: 1) October 31, 2003; 2) acquisition of controlling interest in the Company by a third party; or 3) the Company achieves equity financing of a minimum of $5,000,000. If the Company is acquired, the notes plus accrued interest are convertible into shares of the Company's common stock at the lower of $2.50 per share or the price paid per share by the acquirer. As of December 31, 2000 the outstanding principal balance of these convertible notes payable was $400,000.

Total interest expense recognized on all the convertible notes payable was $59,193 in 2000 and $51,300 in 1999. Total interest accrued and not paid on the convertible notes payable to related parties totaled $88,828 and is included in the accompanying balance sheet.

In April 1998, the Company issued convertible notes payable in the amount of $450,292, bearing interest at 10 percent per annum and an original maturity date of September 1998. Upon issuance, the noteholders received three shares of common stock for every dollar loaned (totaling 1,350,876 shares). The Company allocated $168,560 to the value of the shares using a pro-rata allocation computation based on fair values, with the offsetting amount being recorded as a debt discount and amortized in full as additional interest expense through the original maturity date of September 30, 1998. In addition, the notes were convertible into shares of common stock for every dollar at an exercise price of $0.30 per share. The maturity date of the notes was extended to June 1999 and the Company offered noteholders certain choices including: 1) convert the principal and accrued interest to shares of common stock at $0.30 per share; or
2) convert the principal and accrued interest to common stock at $2.50 per share and receive 7.334 warrants to purchase common stock at $.01 per share, for each share converted. Notes totaling $450,292 plus accrued interest of $52,606 were converted to common stock in June 1999. The number of shares of common stock that were issued was 1,017,501, and the number of warrants that were issued was 658,877 (see Note 6). The Company allocated $305,327 to common stock and $197,571 to additional paid-in capital.


6.   Stockholders' Equity (Deficit)
     ------------------------------

     a.   Common Stock Issuances
          ----------------------

     During the year ended December 31, 1999, the Company completed the sale of 946,628 shares of its common stock at $2.50 per share. Net cash proceeds were $2,254,213 after cash offering costs of $112,357. Additional services related to the offering were paid with the issuance of 47,809 shares of common stock valued at $119,523.

     During the year ended December 31, 1999, the Company issued 18,014 shares of stock valued at $45,035 as payment for consulting services, and 1,000 shares valued at $2,500 as payment on a note payable.

     In June 1999, the shareholders approved an increase in the number of authorized common shares of the Company to 40,000,000.

     During the year ended December 31, 2000, the Company issued 290,644 shares of restricted common stock in connection with the exercise of warrants for $2,907 in cash.

     During the year ended December 31, 2000, the Company issued 31,351 shares of restricted common stock valued at $78,378 as payment for consulting services.

     During the year ended December 31, 2000, the Company sold 243,000 shares of restricted common stock at $2.50 per share for $607,500 in cash.

     b.   Stock Options
          -------------

     During 1997, the Board of Directors of the Company adopted a stock option plan (the "Plan") that authorizes the issuance of options to acquire up to 5,000,000 shares of common stock to employees and certain outside consultants. The Plan allows for the issuance of either non-qualified or incentive stock options pursuant to Section 422 of the Internal Revenue Code. Options vest at the discretion of the Board of Directors as determined at the grant date, but not longer than a ten-year term.

     Under the Plan, the exercise price of each option shall not be less than 85 percent of fair market value on the date the option is granted. During the year ended December 31, 2000, stock options to purchase 99,609 shares at $2.50 were granted to non-employee consultants. These options vest one year from the date of grant. Total consulting expense to be recognized in the statement of operations over the vesting period pursuant to SFAS 123 is $340,663, of which none was recognized as of December 31, 2000. During the year ended December 31, 1999, stock options to purchase 252,837 shares at $0.50 were granted to non-employee consultants. The options vest one year from the date of grant. Total consulting expense recognized in the accompanying statement of operations over the vesting period pursuant to SFAS 123 was $510,731 which was recognized during 1999.

     Options to purchase 965,481 shares of the Company's common stock at prices ranging from $0.25 per share to $2.50 per share (the estimated fair market value on the date of grant was $2.50 per share) were issued to employees during the year ended December 31, 1999, vesting on various dates from the date of grant through December 2004. 224,000 and 120,000 of these options were cancelled in the years ended December 31, 2000 and 1999, respectively, due to the termination of employment. Total compensation expense to be recognized in the accompanying statement of operations over the vesting period pursuant to APB 25 is $303,125, of which $15,000 and $243,125 was recognized during the years ended December 31, 2000 and 1999, respectively.

     Options to purchase 779,552 shares of the Company's common stock at $2.50 (estimated fair market value on the date of grant was $2.50 per share) were issued to employees during the year ended December 31, 2000 vesting on various dates from January 2001 through December 2005. During the year ended December 31, 2000, 320,000 of these options were cancelled due to termination of employment.

     Stock option activity for the years ended December 31, 2000 and 1999, is as follows:

                                                                              Weighted Average
                                                                 Number        Exercise Price
                                                               of Options         Per Share
                                                            -----------------  ---------------
          Outstanding at January 1, 1999                           2,113,793      $      0.22
            Granted                                                1,218,318             1.81
            Exercised                                                      -                -
            Canceled                                                (120,000)           (0.25)
                                                                   ---------      -----------
          Outstanding at December 31, 1999                         3,212,111      $      0.82
            Granted                                                  879,161             2.50
            Exercised                                                      -                -
            Canceled                                                (544,000)           (2.38)
                                                                   ---------      -----------
          Outstanding at December 31, 2000                         3,547,272      $      1.02
                                                                   =========      ===========
          Exercisable at December 31, 2000                         2,026,978      $      0.72
                                                                   =========      ===========

          Weighted average fair value of options granted                1999      $      2.05
                                                                        2000      $      1.21

     2,083,793 of the options outstanding at December 31, 2000 have exercise prices between $0.20 and $0.25, with a weighted average exercise price of $0.22 and a weighted average remaining contractual life of 7.1 years. 1,624,793 of these options are exercisable at December 31, 2000. 302,837 of the options outstanding at December 31, 2000 have exercise prices between $0.50 and $1.00, with a weighted average exercise price of $0.58 and a weighted average remaining contractual life of 2.2 years. 262,837 of these options are exercisable at December 31, 2000. The remaining 1,160,642 of the options outstanding at December 31, 2000 have an exercise price of $2.50, with a weighted average remaining contractual life of 8.5 years. 139,348 of these options are exercisable at December 31, 2000.

     The fair value of each option granted during 2000 and 1999 to consultants and outside service providers is estimated using the Black-Scholes option pricing model on the date of grant using the following assumptions: (i) no dividend yield, (ii) average volatility of 80 percent and 0 percent, respectively (iii) weighted average risk free interest rate of approximately 6.25 percent and 5.5 percent, respectively, and (iv) average expected life of 5 years.

     Had compensation costs for the Company's 2000 and 1999 options granted to employees been determined consistent with SFAS 123, the Company's net loss and net loss per share for the years ended December 31, 2000 and 1999 would approximate the pro forma amounts below:

                                         2000                        1999
                              -------------------------   -------------------------
                              As Reported   Pro forma     As Reported   Pro forma
                              -----------   -----------   -----------   -----------
          Net loss            $(2,250,190)  $(2,300,130)  $(1,920,104)  $(1,945,460)
                              ===========   ===========   ===========   ===========
          Basic and diluted
           loss per
           common share       $     (0.17)  $     (0.17)  $     (0.16)  $     (0.16)
                              ===========   ===========   ===========   ===========

     The Black-Scholes option valuation method was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     d.  Warrants

     From time to time, the Company issues warrants pursuant to various consulting and third party agreements.

     During 1999, in connection with the conversion of notes payable to common stock, the Company issued warrants to purchase 658,877 shares of the Company's common stock, at an exercise price of $0.01 per share (see Note
     5). The warrants vested on the date of grant and are exercisable through June 29, 2002 and July 31, 2002. During 1999, the Company issued warrants to purchase 162,070 shares of the Company's common stock to employees at an exercise price of $0.01 per share which vested on the date of grant. Total compensation expense recognized in the accompanying statement of operations totaled $88,702 as of December 31, 1999.

     In 1999, the Company also issued warrants to purchase 49,256 shares of the Company's common stock in connection with the extension of certain convertible notes payable (see Note 5).

     During fiscal 2000, pursuant to a service agreement, the Company issued warrants to purchase 16,000 shares of the Company's common stock. The exercise price per share was equal to the Private Placement Memorandum price of $2.50. As these warrants were issued in connection with services rendered by a third party, the Company valued these warrants using the Black-Scholes valuation model and recognized consulting expense of $27,360 in the accompanying statement of operations.

     The following represents a summary of the warrants (including the warrants discussed in the preferred stock section above) outstanding for the years ended December 31, 2000 and 1999:

                                                                   Weighted Average
                                                  Warrants          Exercise Price
                                                ------------       ----------------
         Outstanding at January 1, 1999                   --                     --
              Granted                                870,203          $        0.15
              Exercised                                   --                     --
              Expired/Forfeited                           --                     --
                                                ------------       ----------------
         Balance at December 31, 1999                870,203                   0.15
              Granted                                 16,000                   2.50
              Exercised                             (290,644)                 (0.01)
              Expired/Forfeited                           --                     --
                                                ------------       ----------------
         Balance at December 31, 2000                595,559          $        0.29
                                                ============       ================

         Weighted average fair value of
              warrants granted                          1999          $        2.05
                                                        2000          $        1.71

     530,303 of the warrants outstanding at December 31, 2000 have an exercise price of $0.01, with a weighted average remaining contractual life of 1.5 years. 65,256 of the warrants outstanding at December 31, 2000 have an exercise price of $2.50, with a weighted average contractual life of 3.6 years. All of these warrants are exercisable at December 31, 2000.

     The fair value of each warrant granted during 2000 and 1999 for services is estimated using the Black-Scholes option pricing model on the date of grant using the following assumption: (i) no dividend yield, (ii) average volatility of 80 percent and 0 percent, respectively, (iii) weighted average risk free interest rate of approximately 6.25 percent and 5.5 percent, respectively, and (iv) average expected life of 5 years.

7.   Income Taxes
     ------------

As the Company incurred net operating losses through December 31, 2000, the provision for income taxes for the years presented consists of minimum state taxes only. At December 31, 2000, the Company had approximately $6,165,000 and $3,450,000, respectively, of federal and state net operating loss carryforwards for tax reporting purposes available to offset future taxable income; federal and state carryforwards expire beginning in 2014 and 2004, respectively. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50 percent over a three year period. At December 31, 2000, the effect of such limitation, if imposed, has not been determined.

Deferred tax assets consist primarily of the tax effect of net operating loss carryforwards. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding realizability. The valuation allowance increased approximately $915,000 and $777,000 during the years ended December 31, 2000 and 1999, respectively.

Deferred tax assets consist of the following at December 31, 2000:

 Deferred tax assets:
   Net operating loss carryforwards                $ 2,736,094
   Less valuation allowance                         (2,736,094)
                                                   -----------
                                                   $         -
                                                   ===========

A reconciliation of income taxes computed at the federal statutory rate of 34% to the provision for income taxes is as follows for the years ended December 31:

                                                               2000               1999
                                                             ---------         ---------
       Computed benefit at federal statutory rate            $(765,000)        $(653,000)
       State income tax benefit, net of federal effect        (150,000)         (127,000)
       Increase in valuation allowance                         915,000           777,094
       Other                                                       800             3,706
                                                             ---------         ---------
                                                             $     800         $     800
                                                             ==========        =========

8.     Earnings per Share
       ------------------

Basic and diluted loss per common share is computed as follows:

                                                                             2000           1999
Numerator for basic and diluted loss per common share:                   ------------    -----------
 Net loss available to common stockholders                                $(2,510,190)   $(1,920,104)
                                                                          ===========    ===========

Denominator for basic and diluted loss per common share:
 Weighted average common shares outstanding                                13,604,433     12,192,766
                                                                          ===========    ===========
Net loss per common share available to common stockholders

     Net loss per share                                                   $     (0.17)   $     (0.16)
                                                                          ===========    ===========

9.   Commitments and Contingencies
     -----------------------------

     a.  Leases
         ------

     The Company is a lesee of certain property and equipment under capital lease agreements that expire on various dates through April 2003. Terms of the leases require monthly payments ranging from $461 to $4,394, including interest ranging up to 22%. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair market value of the related assets.

     In addition, the Company leases certain property and equipment under operating lease agreements, which expire on various dates through May 2004 and provide for monthly lease payments ranging from $83 to $5,957.

     The future minimum annual lease payments under these agreements at December 31, 2000 are as follows:

                                                 Capital   Operating   Total
                                                 --------  ---------  --------

          2001                                  $ 175,000   $117,000  $292,000
          2002                                    109,000     78,000   187,000
          2003                                      7,000     73,000    80,000
          2004                                          -     28,000    28,000
                                                 --------   --------  --------
          Total minimum lease payments            291,000   $296,000  $587,000
                                                 ========   ========  ========
          Less: amounts representing interest      47,439
                                                 --------
          Present value of lease obligations      243,561

          Less: current portion                  (138,974)
                                                ---------
                                                $ 104,587
                                                =========

     Rent expense under operating leases for the fiscal years ended December 31, 2000 and 1999 was $128,357 and $44,585, respectively. Interest expense incurred pursuant to the capital lease obligations was $36,242 and $2,839 for the fiscal years ended December 31, 2000 and 1999, respectively.

     The following is an analysis of the leased equipment under capital leases as of December 31, 2000, which is included in property and equipment.

               Computer equipment           $   334,590
               Accumulated depreciation         (54,911)
                                            -----------
                                            $   279,679
                                            ===========

     b.  Litigation
         ----------

     The Company is, from time to time, involved in various legal and other proceedings which arise in the ordinary course of operating its business. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the financial position or results of operations of the Company.

     c.  Consulting and Employee Agreements
         ----------------------------------

     The Company has entered into a variety of consulting and employee agreements for services to be provided to the Company in the ordinary course of business. These agreements call for minimum salary levels and/or option grants and/or common share issuances and various payments upon termination of the agreements (except for cause).


10.  Subsequent Events
     -----------------

     Between January and March 2001 the Company issued $400,000 in convertible promissory notes for cash. The notes were issued to two related parties and bear interest at 10 percent per annum. The notes and accrued interest are due at the earlier of one of three events: 1) October 31, 2003; 2) acquisition of controlling interest in the Company by a third party; or 3) the Company achieves equity financing of a minimum of $5,000,000. If the Company is acquired, the notes plus accrued interest are convertible into shares of the Company's common stock at the lower of $2.50 per share or the price paid per share by the acquirer.